SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549

                              Form 8-K

                           CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934

                  Date of Report - October 30, 2007

                 UNION NATIONAL FINANCIAL CORPORATION
        (Exact name of registrant as specified in its charter)



    Pennsylvania                0-19214            23-2415179
---------------------------    -------------      -----------
State or other jurisdiction (Commission File     (IRS Employer
    of Incorporation)             Number)       Identification
                                                   Number)

             570 Lausch Lane
         Lancaster, Pennsylvania                      17601
---------------------------------------          --------------
(Address of principal executive offices)           (Zip Code)



        Registrant's telephone number including area code:
                       (717) 653-1441
                        --------------


----------------------------------------------------------------
  (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition
           _____________________________________________

           On October 30, 2007, Union National Financial
           Corporation issued a press release reporting third quarter earnings and announcing a fourth quarter cash dividend. The aforementioned is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits
           _________________________________

      (b)  Exhibits.

           Exhibit No.   Description
           ___________   ___________
           99.1          Earnings Release dated October 30,
                         2007.

                          SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           UNION NATIONAL FINANCIAL CORPORATION
                           (Registrant)


Dated: October 30, 2007      /s/Mark D. Gainer
                             ----------------------------------

                             Mark D. Gainer,
                             Chairman, President and Chief
                             Executive Officer

                      EXHIBIT INDEX

                                        Page Number in
Exhibit                                 Manually Signed Original
_______                                 ________________________

99.1       Press Release                5

                      EXHIBIT 99.1

                      PRESS RELEASE

    Union National Financial Corporation Reports Third Quarter
________________________________________________________________
  2007 Earnings and Announces Fourth Quarter 2007 Cash Dividend
 _______________________________________________________________

Lancaster, Pennsylvania - October 30, 2007 - Union National Financial Corporation ("Union National"), the parent bank holding company of Union National Community Bank, today reported financial results for the third quarter and the first nine months of 2007. Third quarter 2007 net income was $393,000, compared to net income for the third quarter of 2006 of $640,000, a decrease of 39%. Third quarter 2007 basic and diluted earnings per share was $0.15 compared to basic and diluted earnings per share of $0.25 for the third quarter of 2006. For the nine months ended September 30, 2007, Union National reported net income of $374,000, compared to net income of $1,882,000 reported for the nine months ended September 30, 2006. Basic and diluted earnings per share for the nine months ended September 30, 2007 was $0.15, compared to basic and diluted earnings per share of $0.75 and $0.74, respectively, for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, Union National's taxable-equivalent net interest margin was 3.62%, an increase compared to taxable-equivalent net interest margin of 3.51% for the nine months ended September 30, 2006.

Despite a positive increase in net interest margin, net income for 2007 year-to-date and the third quarter declined from net income recognized for the same periods in 2006. Results for 2007 reflect certain increased operating expenses related to several actions undertaken by Union National to improve efficiency and profitability, and to emphasize its core banking operation. In addition, 2007 earnings reflect certain non-interest income reductions and increased operating expenses resulting from the considerable slowdown in the residential mortgage industry, which negatively impacted Union National's subsidiary, Home Team Financial, LLC ("Home Team"). Home Team generates a majority of its income through brokerage of residential mortgage loans. Other income from mortgage banking and brokerage activities decreased by $371,000 for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006, with $262,000 of this reduction being realized in the third quarter of 2007. Even with significant operating expense reductions implemented at Home Team during the third quarter of 2007, the reduction in brokered residential mortgage loan volume has continued, resulting in Union National's decision to cease operations at Home Team after October 2007. As a result of this decision, Union National recorded other expenses in the third quarter of 2007 of $326,000 related to the impairment of previously recorded goodwill and minority interest assets associated with Union National's ownership of Home Team.

Previously disclosed actions undertaken by Union National that continue to negatively affect profitability through the third quarter of 2007 include the following (amounts reflect pre-tax):

* Restructuring charges of $716,000 consisting of severance and related benefits resulting from staff reductions that were completed during March and April to adjust the size and makeup of staff to be more efficient and competitive;

* An increase in professional fees expense of $617,000 for the nine months ended September 30, 2007, and $97,000 for the three months ended September 30, 2007, as compared to the same periods of 2006, primarily incurred in connection with regulatory matters, legal services regarding employee severance, and the previously announced engagement of the consulting firm of S.R. Snodgrass, A.C. to undertake a profit enhancement project;

* A loss of $450,000 recognized during the second quarter for an other-than-temporary impairment in the value of an available-for-sale investment debt security;

* Net losses on the sale of approximately $67 million of investment securities, and prepayment penalties on debt, amounting to $519,000 and $31,000, respectively, during the first quarter, in conjunction with the previously announced deleveraging strategy;

* A charge of $259,000 for a commitment on a parcel of real estate which was to be used for a future retail branch site.
    Management has decided not to pursue the expansion at this time.

On behalf of the Board of Directors, Chairman, Chief Executive Officer, and President Mark Gainer said, "Our efforts to emphasize our strong core banking operation continue, and I am confident that the various expenses incurred in 2007 related to our restructuring and profitability enhancement have positioned Union National well for improved performance. As many of you are aware, these are very challenging times for the mortgage industry. Housing has slowed down considerably and margins have narrowed dramatically on mortgages. Our decision to cease operations at Home Team was made as we determined that, even with significant expense reductions, there was not enough residential mortgage loan volume to meet our expectations. We have enjoyed a great working relationship with Home Team, but market conditions beyond our control have forced us to make this difficult decision. We have implemented a new plan to handle residential mortgages at Union National Community Bank after October 2007 to ensure that our customers continue to have full access to quality mortgage products."

The Board of Directors of Union National Financial Corporation approved the payment of its fourth regular quarterly cash dividend for 2007. The cash dividend of six cents per share is payable on November 25, 2007, to stockholders of record on November 5, 2007.


Financial Highlights

______________________
(Dollars in thousands, except per share data)
                                 Three Months Ended
                            September 30,  September 30, Percent
                                2007          2006       Change
                            _____________ _____________ ________
Net Interest Income             $3,887        $3,662       6.1%
Provision for Loan and
  Lease Losses                     230           104     121.2%
Other Operating Income           1,748         1,938      -9.8%
Net Investment Securities Gains      0            24        -
Other Operating Expenses         4,895         4,834       1.3%
Net Income                         393           640     -38.6%
Per Share Information:
Earnings Per Share - Basic       $0.15         $0.25     -40.0%
Earnings Per Share -
  Assuming Dilution               0.15          0.25     -40.0%
Dividends Per Share               0.06          0.16     -62.5%
Performance Ratios:
Net Interest Margin %
  (Taxable-Equivalent)            3.34%         3.35%     -0.3%
Return on Average Stockholders'
  Equity                          1.83%         9.22%    -80.2%
Return on Average Realized
  Stockholders' Equity(1)         1.81%         8.69%    -79.2%

                                 Nine Months Ended
                            September 30,  September 30, Percent
                                2007          2006       Change
                            _____________ _____________ ________
Net Interest Income            $11,697       $10,952      6.8%
Provision for Loan and
  Lease Losses                     707           441     60.3%
Other Operating Income           5,448         5,887     -7.5%
Net Investment Securities Gains     78            65     20.0%
Other Operating Expenses        16,409        14,497     13.2%
Net Income                         374         1,882    -80.1%

                                 Nine Months Ended
                            September 30,  September 30, Percent
                                2007          2006       Change
                            _____________ _____________ ________
Per Share Information:
Earnings Per Share - Basic       $0.15        $ 0.75    -80.0%
Earnings Per Share -
  Assuming Dilution               0.15          0.74    -79.7%
Dividends Per Share               0.22          0.48    -54.2%
Performance Ratios:
Net Interest Margin %
  (Taxable-Equivalent)            3.62%         3.51%     3.1%
Return on Average
  Stockholders' Equity            1.75%         9.19%   -81.0%
Return on Average Realized
  Stockholders' Equity (1)        1.73%         8.85%   -80.4%

                              Balance Sheet as of
                            September 30,  September 30, Percent
                                2007          2006       Change
                           _____________ _____________ ________
Total Loans and Leases        $362,967      $329,138      10.3%
Allowance for Loan and
  Lease Losses                  (3,651)       (2,914)     25.3%
Total Assets                   492,684       511,375      -3.7%
Total Deposits                 367,235       331,839      10.7%
Total Stockholders' Equity      28,690        29,064      -1.3%
Per Share Information:
Book Value Per Share            $11.28        $11.54      -2.3%
Balance Sheet Ratios:
Total Stockholders' Equity as
  a % of Assets                   5.82%         5.68%      2.5%
Nonperforming Loans as a % of
  Total Loans                     0.89%         0.71%     25.4%

(1) Excludes the impact of accumulated other comprehensive income (loss) on total stockholders' equity.


Union National Community Bank, a wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities for over 150 years. The bank operates ten retail offices in Lancaster County.

For Further Information, Please Contact:
Mark D. Gainer, Chairman/President/CEO
Union National Financial Corporation
570 Lausch Lane
Lancaster, PA 17601
(717) 653-1441

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.